Exhibit 99.1

Corporate Contacts

Wilson W. Cheung	Jane Green
Chief Financial Officer	Investors/Media
650.358.3434	650.358.1447
wcheung@sciclone.com	jgreen@sciclone.com

SciClone PROVIDES 2014 FINANCIAL UPDATE AND 2015 REVENUE

GUIDANCE

Foster City, Calif. – January 6, 2015 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reconfirmed its anticipated year-end 2014 revenue and non-GAAP earnings per share (EPS) guidance, and provided its anticipated revenue guidance for 2015, as follows.

For 2014, the Company:

•

Reconfirms expected sales revenue of $130 million to $135 million, representing an approximate 30% increase of its core business revenue (the core business revenue excludes all Sanofi products and certain Pfizer products, including Adriamycin and Daunoblastina) over 2013.

•	Reconfirms expected 2014 non -GAAP EPS of $0.64 to $0.68, as a result of reduced marketing and general and administrative expenses.

For 2015, the Company:

•	Anticipates sales revenue of $153 million to $158 million, representing an approximately 17% increase over 2014.

In addition, SciClone has a share repurchase program under which its Board of Directors had authorized $65.5 million, of which approximately $65.2 million had been utilized through December 31, 2014, and approximately $0.3 million remained available. The Board of Directors may consider authorizing additional funds in this program for 2015.

“We believe that in the last year we succeeded in growing our core business, streamlining our organization, reducing expenses and establishing promising in-licensing partnerships that can continue to drive our growth,” said Friedhelm Blobel, Ph.D., SciClone’s Chief Executive Officer. “ZADAXIN® continues to be a strong growth driver of our core business, in the current indications for which it is used, as well as in potential new indications, such as sepsis and hepatitis B infection. We are looking forward to delivering a stronger performance in our oncology business unit in 2015, and believe that DC Bead® can begin to contribute to that growth when we introduce it to the market around mid-year.”

Continued Dr. Blobel: “We are extremely excited about the expansion of our cardiovascular franchise with the in-licensing of ANGIOMAX® and CLEVIPREX®, which can augment and complement our current cardiovascular pipeline and provide access to high growth markets in the medium term. We plan to continue to pursue strategic opportunities to expand our marketed product portfolio and our development pipeline. The China pharmaceuticals market continues to expand at a rate that surpasses Western markets, and SciClone is well positioned to continue to meet and exceed that growth rate. We believe that our strong commitment to compliance continues to differentiate our company and fortifies our reputation as a partner of choice and our overall standing in the growing Chinese pharmaceutical market.”

SciClone expects to report its complete fourth quarter and full-year 2014 financial results in March 2015, and plans to provide full-year 2015 financial guidance at that time.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio spanning major therapeutic markets including oncology, infectious diseases and cardiovascular disorders. SciClone’s proprietary lead product, ZADAXIN® (thymalfasin), is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Through its promotion business with pharmaceutical partners, SciClone markets multiple branded products in China which are therapeutically differentiated. The Company has successfully in-licensed products with the potential to become future market leaders and to drive the Company's long-term growth, including DC Bead®, a novel treatment for liver cancer, which was approved in 2014 by the China FDA. SciClone is a publicly-held corporation based in Foster City, California, and trades on the NASDAQ Global Select Market under the symbol SCLN. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations.  Readers are urged to consider statements that include the words "may," "will," "would," "could," "should," "might," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties relating to: the course, cost and outcome of regulatory matters, including future pricing decisions by authorities in China; the on-going regulatory investigations and expenses related thereto, including potential fines and/or other remedies; changes in results that may occur in completing the close of the Company’s consolidated financial statements for fiscal year 2014 and completing the audit of the Company’s consolidated financial statements for fiscal year 2014;  the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2015; the Company’s ability to implement and maintain controls over its financial reporting and effectively remediate any identified material weakness; the dependence of its current and future revenue and prospects on third-party license, promotion or distribution agreements, including the need to renew such agreements, enter into similar agreements, or end arrangements that the Company does not believe are beneficial; operating an international business; uncertainty in the prospects for unapproved products, including uncertainties as to pricing and competition and risks relating to the clinical trial process and related regulatory approval process and the process of initiating trials at, and enrolling patients at, clinical sites; and the effect of changes in its practices and policies related to the Company’s compliance programs. SciClone cannot predict the timing or outcome of the ongoing SEC and DOJ investigations, or of the level of its efforts required to cooperate with those investigations, however, the Company has incurred substantial expenses in connection with the investigations and related litigation and expects to incur substantial additional expense, and the investigations could result in fines that exceed the minimum amount accrued and further changes in its internal control or other remediation measures that could adversely affect its financial results. Please also refer to other risks and uncertainties described in SciClone's filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.